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                                                                Exhibit 10(X)



                                  MAF Bancorp



                            SHAREHOLDER VALUE LONG-
                              TERM INCENTIVE PLAN



                             Effective July, 1993

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I.   PURPOSE OF THE PROGRAM

The purpose of the MAF Bancorp (the Company) Shareholder Value Incentive Plan (the Plan) is to provide executives with financial motivation to act in the long-term interests of the Company and its shareholders. By providing financial rewards to executives linked to the achievement of long-term goals, the Company believes the Plan will promote an increased focus by those people primarily responsible for its long-term success on the longer-term impact of their decisions.

II.  EFFECTIVE DATE

The Plan will become effective on the first day of the 1994 fiscal year. The Plan will continue in effect until and unless terminated by the Board of Directors (the Board).

III. DEFINITIONS

     1. "Base Salary", for purposes of this Plan only, is the fixed portion of executives' compensation. It specifically excludes any amounts paid pursuant to the Annual Incentive Plan and the Shareholder Value Incentive Plan.

     2. "Performance Period" means a period of three consecutive fiscal years of the Company.

     3. "Participant" means any employee designated by the Chairman/CEO to participate in the Plan.

     4. "Retirement", for purposes of this Plan only, shall be defined as the first day of the month following the month in which the Participant attains his or her 65th birthday.

     5.   "Disability" shall be defined by reference to its definition under
          Section 8.02 of the Mid America Federal Savings Bank Profit Sharing Plan.

     6. "Total Shareholder Return" refers to stock price appreciation plus reinvested dividends.

IV.  ELIGIBILITY AND PARTICIPATION

In general, all executives who have the potential to significantly impact strategic results will participate in the Plan. Other employees may be appointed to participate in the Plan at the discretion of the Chairman or President, if determined necessary or desirable to carry out the purpose of the Plan.

Initially there will be three levels (i.e. groups) of participation under the Plan. These include:

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IV.  ELIGIBILITY AND PARTICIPATION (continued)

     .    Group I:   The Chairman/CEO and the President

     . Group II: Selected executives with company-wide responsibilities. Initially this includes:

          -  Chief Financial Officer
          -  SVP Loan Operations

     . Group III: Selected executives with primary accountability for one or more key functional areas. Initially this includes:

          -  1st VP and Controller
          -  1st VP Administration/Savings
          -  1st VP Investor Relations/Taxation
          -  VP Secondary Mortgage Marketing
          -  SVP Loan Administration/Compliance
          -  President Mid America Development
          -  SVP Operations/Information Systems
          -  SVP Retail Banking

The addition of Participants and/or changes in group assignment after July 1, 1993 will be effective upon notification of selection. If notification is given in the midst of a Performance Period, Participants will receive a pro rata share of any awards distributed at the end of the Performance Period.

V.   OVERALL PLAN ADMINISTRATION

Compensation Committee: The Compensation Committee (the Committee) shall be responsible for overall Plan administration. The Committee, by majority action, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The Committee may request the assistance of the Board in making any determination under the Plan or in carrying out its duties hereunder. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons whomsoever.

Amendment, Modification, and Termination of the Plan: The Board or its designated committee may at any time terminate, and from time to time may amend or modify the Plan, except that no amendment shall increase the amount of an award payable to a Participant or group of Participants and except that no such termination shall be effective with respect to the Performance Period(s) then in effect.

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V.   OVERALL PLAN ADMINISTRATION (continued)

Expenses of the Plan: The expenses of the Plan shall be allocated proportionately among the Company and the Bank based on the relative compensation expense, other than the expense of this Plan, incurred by the Company and the Bank for each Participant in the Plan.

VI.  SHAREHOLDER VALUE PLAN

1. Plan Overview: The shareholder value plan is predicated on the belief that executives should receive long-term incentive awards commensurate to the return shareholders receive in stock price appreciation and dividends. If relative to other companies the Company performs well, this plan will provide substantial awards to executives. Conversely, if the Company performs poorly in terms of stock price appreciation and dividends, this plan will provide no awards.

2. Performance Period: Performance will be measured over a three year period. A new three-year Performance Period will begin each year. As a result, at any given time three overlapping shareholder value plans will be in effect.

3. Performance Measure: Before the beginning of each Performance Period, the Chairman/CEO shall propose the criteria and performance goals upon which Company performance will be based. These must be approved by the Board. For the initial Performance Period, the criterion is the Company's Total Shareholder Return relative to: (1) comparable thrift industry companies, and (2) the S&P 500 stock index. Specifically, the plan will be activated if the Company's Total Shareholder Return for the Performance Period is in the 51st percentile or better when compared to thrift industry companies. Once activated, the final award size will depend on the Company's percentile rank in Total Shareholder Return relative to the return of S&P 500 companies over the Performance Period.

4. Award Opportunities: Before the beginning of each Performance Period, the Chairman/CEO shall propose award opportunities for each Participant group. As a general guideline, award opportunities will correspond to the competitive market practices and the relative priority placed by the Company on achieving annual versus long-term performance goals. These must be approved by the Board.

     Participants will be assigned a "Target" award opportunity stated as a percent of base salary. The Target level is the amount that will be paid for exactly achieving Target performance goals.

     Initial Target award levels are stated as follows:

          .  25 percent of base salaries for Group I positions

          .  20 percent of base salaries for Group II positions

          .  11 percent of base salaries for Group III positions

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VI.  SHAREHOLDER VALUE PLAN (continued)

5. Award Distribution: Each Participant will be awarded a number of Performance Units based on the Participant's base salary and his/her assigned Target award opportunity. Performance Units will have a Target value of $100. The number of units awarded will be determined by multiplying each Participant's base salary by the Target award opportunity, and the result divided by $100.

     At the end of each Performance Period, the value of each Performance Unit will be determined based on the following schedule:



Performance             Performance  Company TSR Percentile
Level                   Unit Value     Rank Among S&P 500
                        -----------  ----------------------

           Threshold           $ 50          50th
                               $ 75          55th
           Target              $100          60th
                               $125          65th
                               $150          70th
                               $175          75th
                               $200          80th
                               $225          85th
           Superior            $250          90th

     The calculation of a Participant's award for a Performance Period shall be made by multiplying the number of Performance Units granted by the Performance Unit value. The award will be distributed in cash.

6. Timing of Award Payments: Except as outlined in Section VII, all awards made under the Plan (i.e., cash) shall be paid to Participants within 30 days after the date on which the independent certified public accountants have determined the Company's percentile rank on a Total Shareholder Return basis among the S&P 500.

7. Change in Control: Upon the occurrence of a Change in Control of the company (as such term is defined in the MAF Bancorp 1990 Incentive Stock Option Plan), Participants' awards for each of the three shareholder value plans then in effect shall be calculated based on the applicable performance criteria without regard to whether the full three year performance period has been completed for each of the overlapping plans. In such case, the performance period shall be deemed to have ended as of the end of the latest calendar quarter preceding the closing of any Change in Control transaction. The award calculated for each of the three overlapping plans shall then be reduced on a pro rata basis based on the ratio of the number of months actually completed in the performance period to thirty-six months.

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VII. CHANGES IN EMPLOYEE STATUS

When a Participant's employment is terminated, voluntarily or involuntarily, prior to vesting of Performance Units for reasons other than death, retirement or disability, the Participant will forfeit all rights to unvested awards. Terminating participants are entitled to receive vested Performance Units at the same time that active Participants receive their awards.

Termination during a Performance Period for reasons of death, retirement or disability will result in a pro rata payment based on the number of full months of employment during the Performance Period(s) as a percent of the total months of the Performance Period(s). Payment of awards, if earned, shall be made at the same time that active Participants receive their awards.

VIII. BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingentally or successively) to whom any benefit under the Plan is to be paid in case of the Participant's death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and will be effective only when filed by the Participant in writing with the Committee during his/her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the estate of the Participant.

IX.  TAX WITHHOLDING

Upon payment of awards under the Plan, the amount of tax required by any governmental authority to be withheld shall be deducted from each distribution of cash.

X.   RIGHTS OF EMPLOYERS

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time nor confer upon any Participant any right to continue in the employ of the Company.

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                           CERTIFICATE OF RESOLUTION


I, Carolyn Pihera, do hereby certify that I am the duly elected and acting Secretary of Mid America Federal Savings Bank, and that the following is a true and correct copy of a certain resolution adopted by the Board of Directors of said Bank at their regular meeting held June 27, 1995, at which meeting a quorum of the members of said Bank were present and acting throughout:

  NOW THEREFORE BE IT RESOLVED, that the Board amends Section IV, Eligibility and Participation, and Section VI (4), Award Opportunities, by adding Gail Brzostek, Vice President - Check Operations and Diane Stutte, Vice President - Teller Operations as new Group IV participants whose target award levels will be equal to 6% of base salaries.

I do further certify that the foregoing resolution has not been altered or amended, but remains in force and effect.

IN WITNESS WHEREOF, I have executed this Certificate and affixed the Bank's seal this 31st day of August, 1995.


/s/ Carolyn Pihera
---------------------
Corporate Secretary

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                               AMENDMENTS TO THE
            MAF BANCORP, INC. SHAREHOLDER VALUE LONG-TERM INCENTIVE
                                     PLAN


1.  Section VI (2) of the Plan is amended to read:

Performance Period: Except as described below, performance will be measured over a three-year period. A new three year Performance Period will begin each year. As a result, at any given time, three overlapping shareholder value plans will be in effect. Notwithstanding the foregoing, performance units granted on July 1, 1994, July 1, 1995 and July 1, 1996 will be measured over a two and one-half year period, in order take into account the change in the Company's year end to December 31, effective for the period ended December 31, 1996.


2.  The second paragraph of Section V is amended to read:

Amendment, Modification, and Termination of the Plan: The Board or its designated committee may at any time terminate, and from time to time may amend or modify the Plan, except that no amendment shall decrease the amount of an award payable to a Participant or group of Participants and except that no such termination shall be effective with respect to the Performance Period(s) then in effect.

3. The definition of "Retirement" contained in Section III is amended to read as follows:

"Retirement" means retirement at the normal or early retirement date as set forth in any tax qualified plan of the Bank.

The above amendments shall be effective as of December 17, 1996.



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                          EXTRACT FROM THE RECORDS OF
                       MID AMERICA FEDERAL SAVINGS BANK
                   REGULAR MEETING OF THE BOARD OF DIRECTORS
                            HELD DECEMBER 16, 1997


At the meeting of the Board of Directors of Mid America Federal Savings Bank duly called and held on the 16th day of December, 1997, a quorum being present, it was on motion:

Long-Term Incentive Plan

WHEREAS, the Committee and the Board wish to amend Section VI(5) of the Plan to provide for a revised valuation of performance units granted after June 30, 1998; and

WHEREAS, the Committee and the Board wish to amend Section VI(3) of the Plan to eliminate the requirement that the Company's Total Shareholder Return be at least in the 51st percentile of comparable thrift industry companies in order to activate the plan, with such amendment to be effective for performance units granted after June 30, 1997; and

WHEREAS, the Committee and the Board wish to amend Section VI(3) of the Plan to provide for a Total Shareholder Return of an least 15% during a performance period in order to activate the Plan, with such amendment to be effective for performance units granted after June 30, 1996;

NOW THEREFORE BE IT RESOLVED, that the above resolutions are approved and adopted with the following revised performance unit valuation table to be effective for awards granted after June 30, 1996:



Performance       Rank v.  New Performance
Level             S&P 500    Unit Value
                  -------  ---------------

     Threshold    50th                $ 50
                  55th                $ 75
     Target       60th                $100
                  65th                $117
                  70th                $133
                  75th                $150
                  80th                $167
                  85th                $183
     Superior     90th                $200


I do further certify that the foregoing resolution has not been altered or amended, but remains in force and effect.

IN WITNESS WHEREOF, I have executed this Certificate and affixed the Bank's seal this 14th day of March, 1998.


/s/ Carolyn Pihera
---------------------
Corporate Secretary


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